INDEPENDENT AUDITORS' REPORT

Board of Trustees
E*TRADE Funds

In planning and performing our audit of the financial statements of the E*TRADE Technology Index Fund, the E*TRADE Bond Fund, the E*TRADE Russell
2000 Index Fund, the E*TRADE S&P 500 Index Fund, and the E*TRADE International Index Fund (collectively, the "Funds") (five of ten operating series of the E*TRADE Funds) for the year ended December 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree and compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of the E*TRADE Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/Deloitte & Touche LLP
Los Angeles, California
February 19, 2004